UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
December 21, 2007

INOVA TECHNOLOGY, INC.
(Formerly Edgetech Services. Inc.)

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

NEVADA	000-27397	98-0204280
(STATE OF	(COMMISSION FILE	(IRS EMPLOYER
INCORPORATION)	NUMBER)	IDENTIFICATION NO.)

233 Wilshire Boulevard, Suite 400, Santa Monica, CA, 90401

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

800 757 9808

(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 2.01 Completion of Acquisition or Disposition of Assets.

Inova closes acquisition of Desert Communications

Inova has signed a definitive agreement to acquire Texas based Desert Communications (“Desert”) for $5.5 million. The acquisition closed on December 21, 2007.

For the year ending December 2006, Desert generated revenue of $13 million and ebitda of $1.8 million. Inova will pay $3.2 million cash on closing and a $2.3 million note payable over three years.

Funding for the acquisition was obtained from IBM and Boone Opportunity Lenders (“Boone”). IBM provided a $2.5 million line of credit and Boone Opportunity Lenders provided a $2 million debenture. Southbase LLC (a company related to the CEO, Mr Adam Radly) has also agreed to convert $600,000 of cash invested into Inova since December 2006 into stock of the Company in order to improve the Company’s balance sheet.

The sellers of Desert will not be receiving Inova stock as part of the transaction. Boone will be entitled to receive shares in Inova equal to approximately 13% of the fully diluted common stock of the Company. Therefore the transaction is EPS positive (earnings per share positive) for all shareholders.

Following these transactions the total common stock outstanding (on a fully diluted basis) of the Company will be approximately 1,200,000,000. Based on a share price of $0.01 the market capitalization of the Company would be approximately $12 million.

Desert provides IT services to a customer base that primarily consists of Texas based school districts, local government entities and corporations. Services provided by Desert include IT network and communications services, network design, implementation and maintenance. Inova and Desert have been developing three RFID pilots together for schools, libraries and prisons.

Inova is also assessing additional acquisition opportunities and is targeting businesses that offer RFID solutions or can assist Inova to enhance its current suite of RFID solutions or can accelerate the roll out of Inova RFID solutions.

(b)Exhibits*.

Exhibit No.	Item

1	Press Release.

* Pursuant to Item 601(b)(2) of Regulation S-K, certain of the exhibits and schedules may have been omitted. If so, such exhibits and schedules will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Inova Technology, Inc.

Date: December 21, 2007	By:	/s/ Adam Radly
Adam Radly
Chairman & Chief Executive Officer